Exhibit 23.2

STEVENSON & COMPANY CPAS LLC A PCAOB Registered Accounting Firm

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of MagneGas Corporation on Form S-3 of our report dated March 21, 2016, with respect to our audit of the consolidated financial statements of MagneGas Corporation as of December 31, 2015 and for the year ended December 31, 2015, which report is included in the Annual Report on Form 10-K of MagneGas Corporation for the year ended December 31, 2016. We also consent to the reference to our firm under the heading “Experts” in the prospectus which is part of the Registration Statement.

/s/ Stevenson & Company CPAS LLC

Stevenson & Company CPAS LLC

Tampa, Florida

July 6, 2017